EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	11:00 a.m. August 3, 2022

United Bancorp, Inc. Reports 2022 Second Quarter and Six Month Earnings Performance

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.40 and net income of $2,297,000 for the three months ended June 30, 2022, increases of $0.02 per share and $113,000 over the previous year. For the first six months of the current year, UBCP reported diluted earnings per share of $0.70 and net income of $4,048,000.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are pleased to report on the earnings performance of our Company for the second quarter and the first six months of 2022. For the quarter ending June 30, 2022, our Company achieved net income of $2,297,000 and diluted earnings per share of $0.40, which were respective increases of $113,000, or 5.2%, and $0.02, or 5.3%, over the previous year. For the six months ending June 30, 2022, our Company produced net income of $4,048,000 and diluted earnings per share of $0.70, which were both respectively lower than the same period the previous year by $44,000 and $0.01. As our economy has normalized over the course of the current year and heated-up with inflation being at over forty-year highs, we have capitalized on opportunities in the first six months of 2022 to change the mix of assets on our balance sheet. With the tightening bias of the Federal Open Market Committee (FOMC) with monetary policy beginning in the first quarter of this year and becoming much stronger over the course of the most recently ended quarter, we have experienced a prime opportunity to invest, once again, in both municipal and agency securities as both intermediate and longer-term yields have risen to levels that we have not seen for a couple of years. Having remained patient and not invested in any municipal or agency securities since the first quarter of 2020 until this year, we are presently pleased with this opportunity that we have to change the overall mix of our balance sheet from a more cash-intensive, liquid position to one that is longer-duration and higher yielding. Although our total assets were slightly lower on a year-over-year basis as of mid-year, totaling $719.1 million versus $730.3 million the previous year, this reduction is primarily due to the unrealized loss in our securities portfolio. Even with this decline in our total assets, we have seen both our gross loans and securities and other restricted stock increase. As of June 30, 2022, gross loans increased by $8.7 million, or 1.9%, over the previous year to a level of $467.4 million. Regarding securities and other restricted stock, we saw our balances increase year-over-year by $45.6 million, or 30.7%, to a level of $193.9 million. Of significance is the quarter-ending balances for both gross loans and securities and other restricted stock are at higher levels than their respective quarterly averages by $8.3 million and $34.5 million. With the changing mix of and added horsepower to our balance sheet in the first six months of 2022, we have seen for the first time since the second quarter of 2020 (which was the first full quarter impacted by the pandemic) an increase in the level of interest income that we generated. During the second quarter of 2022, we experienced a year-over-year increase in our level of interest income realized of $213,000 or 3.4%. We are highly optimistic that we will continue to see improvement in the level of interest income that we will generate in the coming quarters.”

Greenwood continued, “Considering the increase in the level of interest income that we generated and the continued reduction in our total interest expense in the second quarter ending June 30, 2022, our Company experienced an increase in the net interest income that it realized during the quarter of $411,000 or 7.4%. We were able to achieve this increase in our net interest income because we continued to have success in the current year in lowering our overall interest expense. In the second quarter, our interest expense decreased by $198,000, or 29.3%, from the previous year. Even though our ability to lower the interest expense of our Company will diminish as the monetary policy of the FOMC tightens, we firmly believe that the increase in the level of the interest income that we realize will outpace the degree to which interest expense increases in the current year; thus, continuing the increasing trend in our Company’s net interest income. Interestingly, we reduced our interest expense levels even though our total deposits increased by $3.2 million, to a level of $607.3 million. We achieved this by attracting lower-cost funding, consisting of demand and savings balances, and reducing our higher-cost time balances. As of June 30, 2022, our lower-cost demand and savings balances increased on a year-over-year basis by $27.6 million, or 5.2%, to a level of $562.4 million. During this same timeframe, our higher-cost time balances decreased by $24.5 million, or 35.3%, to a level of $44.9 million.” Greenwood continued, “As of June 30, 2022 and on a linked-quarter basis, we saw our net interest margin increase by nine basis points from 3.45% to 3.54%. We anticipate this positive trend to continue for the remainder of the current year.”

Greenwood further mentioned, “Over the course of the first six months of 2022, our Company’s bottom-line net income was impacted by the inflationary and rising-rate environment in which we are presently operating. As of June 30, 2022, with the decline in some of our fee-income related lines of business (primarily relating to mortgage origination), our non-interest income declined by $94,000 or 4.5%. In addition, total noninterest expense increased year-over-year by $960,000 or 10.7%. This increase in our noninterest expense during the current year is mostly attributed to a higher level of employee-related expenses tied to more optimum staffing levels throughout our company, higher wage levels attributed to the tight labor market and a non-recurring incentive payout that occurred in the first quarter. For the most recently ended quarter, total noninterest expense increased by $299,000 or 6.6%. With this declining trend in noninterest expense and our Company’s recently announced closure and consolidation of our Amesville Banking Center into our Glouster Banking Center (which will occur in the early third quarter of 2022), we anticipate our noninterest expense levels to continue lowering over the course of this year. With our Company’s commitment to eliminating unnecessary expenses and generating greater operational efficiencies, we firmly believe that we have positive operating leverage which will improve our net-noninterest margin and benefit our overall performance in the coming quarters.”

Lastly, Greenwood stated, “We have successfully maintained credit-related strength and stability within our loan portfolio over the course of the past two years during the economic downturn and this trend continued for our Company into the most recently ended quarter. As of June 30, 2022, our total nonaccrual loans were $4.0 million or 0.86% of gross loans. Even though this total has increased year-over-year, a majority of the non-accrual loans balance is with one commercial relationship, which accounts for approximately $3.8 million, or 95%, of this total. We have allocated a portion of specific reserves to this one relationship and, overall, the underlying trend of solid credit quality within our loan portfolio has remained stable. Regarding net loans charged off in the first half of 2022, our Company actually realized a net-recovery of $19,000. Considering our overall sound credit quality and the generally improving economy, our Company had credit reserve releases of $485,000 during the most recently ended quarter.” Greenwood concluded, “As of June 30, 2022, our Company continues to be very well capitalized with equity to assets of 8.1% and total shareholders’ equity of $58.3 million. As with most financial institutions in this time of rising rates from an exceedingly low-rate environment, our Company did see a reduction in accumulated other comprehensive income. This was primarily due to the decreased value of our investment portfolio, which had an impact on our capital-related metrics. Accordingly, we saw our book value decline from $11.96 to $9.65, a decrease of 19.3% period-over-period.”

Scott A. Everson, President and CEO stated, “As our economy has strengthened and started to heat-up over the course of the first six months of this year, we have seen opportunities to more fully leverage our capital by changing the mix of our balance sheet into longer-term, higher-yielding assets and, once again, focus on growing our Company. Even though the Federal Open Market Committee (FOMC) of the Federal Reserve has aggressively raised the target rate for federal funds over this period, we are hopeful that our positive trend in rebalancing and growing our balance sheet will continue as the year progresses. Assuming that the FOMC is able to achieve the soft landing that they pursue while combatting the real threat of inflation to our economy--- and avoid a hard-landing which could potentially lead to a recession--- we believe that rising rates should benefit the bottom-line of our Company in future periods.” Everson continued, “For the second quarter in a row, we saw an increase in the level of net interest income that our Company generated after not experiencing this for several quarters. With the change in the mix of our balance sheet into higher yielding assets, we also saw our net interest margin increase in a positive fashion this past quarter. In addition, by investing in municipal securities and having higher balances in these tax-exempt investments for the first time since the beginning of the pandemic, we believe that our Company will see greater tax efficiency going forward which should provide additional benefit to our bottom-line.” Everson further stated, “Our growth goal for our Company remains to increase our total assets to a level of $1.0 billion or greater in the short to intermediate term. We are optimistic that we will see better opportunities to achieve the growth that we seek as our economy gets back to more normalized (and, hopefully, stabilized) performance. We have seen some increase in our overhead expense level as we set-the stage for growth. But, we firmly believe that we have positive operating leverage that will help us achieve greater efficiencies and better returns as we execute on our strategy for growth.”

Everson continued, “Our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded with a year-over-year increase in cash dividends paid of $0.07, or 18.1%, (inclusive of a special cash dividend of $0.15 paid in the first quarter), and a market value increase of $2.13, or 14.9%, to a level of $16.39 as of June 30, 2022.” Everson concluded, “Even though our Company and industry have been through a couple of challenging years from an operating perspective due to the pandemic, we are now fully looking forward and focusing on growing and building a better, more profitable company. In the short-term, there is clearly a threat that the FOMC could overcorrect by raising rates too quickly and highly; thus, having a negative impact on our economy by pushing it into a recessionary state. We are hopeful that this does not occur and get in the way of our vision for growth. As always, I am highly optimistic about the potential of our Company. Over the last couple of years, we have become more efficient and better at delivering our products and services in a fashion demanded by our evolving markets. We will continue to build upon our solid foundation and have a longer-term vision. With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright.”

As of June 30, 2022, United Bancorp, Inc. has total assets of $719.1 million and total shareholders’ equity of $58.3 million. Through its single bank charter, Unified Bank, the Company currently has eighteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc.

"UBCP"

For the Three Months Ended June 30,	%	$
2022	2021	Change	Change
Earnings
Interest income on loans	$4,682,241	$4,820,733	-2.87%	$(138,492)
Loan fees	231,656	269,557	-14.06%	$(37,901)
Interest income on securities	1,531,466	1,141,828	34.12%	$389,638
Total interest income	6,445,363	6,232,118	3.42%	$213,245
Total interest expense	477,542	675,199	-29.27%	$(197,657)
Net interest income	5,967,821	5,556,919	7.39%	$410,902
(Credit) Provision for loan losses	(485,000)	(250,000)	94.00%	$(235,000)
Net interest income after provision for loan losses	6,452,821	5,806,919	11.12%	$645,902
Service charges on deposit accounts	746,762	808,384	-7.62%	$(61,622)
Net realized gains on sale of available-for-sale securities	-	-	N/A	$-
Net realized gains on sale of loans	14,045	89,217	-84.26%	$(75,172)
Other noninterest income	226,444	243,850	-7.14%	$(17,406)
Total noninterest income	987,251	1,141,451	-13.51%	$(154,200)
Total noninterest expense	4,848,389	4,549,707	6.56%	$298,682
Earnings before income taxes	2,591,683	2,398,663	8.05%	$193,020
Income tax expense	294,522	214,090	37.57%	$80,432
Net income	$2,297,161	$2,184,573	5.15%	$112,588

Per share
Earnings per common share - Basic	$0.40	$0.38	5.26%
Earnings per common share - Diluted	0.40	0.38	5.26%
Cash dividends paid	0.1550	0.1450	6.90%

Shares Outstanding
Average - Basic	5,484,701	5,478,583	-
Average - Diluted	5,484,701	5,478,583	-

For the Six Months Ended June 30,	%
2022	2021	Change
Earnings
Interest income on loans	$9,139,655	$9,446,084	-3.24%	$(306,429)
Loan fees	565,323	557,889	1.33%	$7,434
Interest income on securities	2,737,507	2,316,796	18.16%	$420,711
Total interest income	12,442,485	12,320,769	0.99%	$121,716
Total interest expense	964,020	1,451,124	-33.57%	$(487,104)
Net interest income	11,478,465	10,869,645	5.60%	$608,820
(Credit) Provision for loan losses	(985,000)	(455,000)	116.48%	$(530,000)
Net interest income after provision for loan losses	12,463,465	11,324,645	10.06%	$1,138,820
Service charges on deposit accounts	1,427,466	1,400,480	1.93%	$26,986
Net realized gains on sale of available-for-sale securities	-	-	N/A	$-
Net realized gains on sale of loans	26,532	164,327	-83.85%	$(137,795)
Other noninterest income	520,730	503,604	3.40%	$17,126
Total noninterest income	1,974,728	2,068,411	-4.53%	$(93,683)
Total noninterest expense	9,959,088	8,999,278	10.67%	$959,810
Earnings before income taxes	4,479,105	4,393,778	1.94%	$85,327
Income tax expense	430,737	301,128	43.04%	$129,609
Net income	$4,048,368	$4,092,650	-1.08%	$(44,282)

Per share
Earnings per common share - Basic	$0.70	$0.71	-1.41%
Earnings per common share - Diluted	0.70	0.71	-1.41%
Cash dividends paid	0.4575	0.3875	18.06%
Annualized yield based on quarter end close (excluding special dividend)	3.75%	4.75%	-1.00%

Shares Outstanding
Average - Basic	5,483,282	5,475,273	-
Average - Diluted	5,483,282	5,475,273	-
Common stock, shares issued	6,043,851	6,046,351	-
Shares held as Treasury	129,363	79,593	-
At quarter end
Total assets	$719,105,494	$730,334,630	-1.54%	$(11,229,136)
Total assets (average)	721,398,000	707,075,000	2.03%	$14,323,000
Other real estate and repossessions ("OREO")	236,685	415,270	-43.00%	$(178,585)
Gross loans	467,389,446	458,666,605	1.90%	$8,722,841
Allowance for loan losses	2,653,380	4,542,025	-41.58%	$(1,888,645)
Net loans	464,736,066	454,124,580	2.34%	$10,611,486
Non-accrual loans	3,996,530	2,955,042	35.24%	$1,041,488
Loans past due 30+ days (excludes non accrual loans)	426,290	172,974	146.45%	$253,316
Net loans (recovered) charged-off	(18,522)	94,957	-119.51%	$(113,479)
Net overdrafts charged-off	53,568	20,814	157.37%	$32,754
Net charge-offs	35,046	115,771	-69.73%	$(80,725)
Average loans	459,081,000	448,961,000	2.25%	$10,120,000
Cash and due from Federal Reserve Bank	16,790,570	86,348,926	-80.55%	$(69,558,356)
Average cash and due from Federal Reserve Bank	8,805,000	15,347,000	-42.63%	$(6,542,000)
Securities and other restricted stock	193,879,576	148,288,586	30.74%	$45,590,990
Average securities and other restricted stock	159,352,000	135,270,000	17.80%	$24,082,000
Total deposits	607,309,482	604,149,671	0.52%	$3,159,811
Non interest bearing demand	148,451,445	139,653,094	6.30%	$8,798,351
Interest bearing demand	267,044,949	259,921,306	2.74%	$7,123,643
Savings	146,873,614	135,184,909	8.65%	$11,688,705
Time < $250,000	42,650,952	62,742,796	-32.02%	$(20,091,844)
Time > $250,000	2,288,522	6,647,566	-65.57%	$(4,359,044)
Average total deposits	611,093,000	596,000,000	2.53%	$15,093,000
Advances from the Federal Home Loan Bank	-	-	N/A	$-
Overnight advances	-	-	N/A	$-
Term advances	-	-	N/A	$-
Subordinated debt (net of unamortized issuance costs)	19,571,403	19,510,527	N/A	$60,876
Securities sold under agreements to repurchase	24,475,913	24,327,003	0.61%	$148,910
Stockholders' equity	58,313,196	69,375,802	-15.95%	$(11,062,606)
Goodwill and intangible assets (impact on Stockholders' equity)	1,167,296	1,317,296	-11.39%	$(150,000)
Tangible stockholders' equity	57,145,900	68,058,506	-16.03%	$(10,912,606)
Stockholders' equity (average)	58,068,000	69,376,000	-16.30%	$(11,308,000)
Stock data
Market value - last close (end of period)	$16.39	$14.26	14.94%
Dividend payout ratio	65.36%	54.58%	10.78%
Price earnings ratio	11.71	x	10.04	x	1.67%
Book value per share	$9.65	$11.96	-19.31%
Tangible book value per share	$9.52	$11.74	-18.91%
Market price to book value	169.84%	119.23%	42.45%
Market price to tangible book value	172.16%	121.47%	41.74%
Key performance ratios
Return on average assets (ROA)	1.12%	1.16%	-0.04%
Return on average equity (ROE)	13.94%	11.80%	2.14%
Net interest margin (federal tax equivalent))	3.54%	3.51%	0.03%
Interest expense to average assets	0.27%	0.41%	-0.14%
Total allowance for loan lossesto nonaccrual loans	66.39%	153.70%	-87.31%
Total allowance for loan losses to total loans	0.57%	0.99%	-0.42%
Nonaccrual loans to total loans	0.86%	0.64%	0.22%
Nonaccrual loans and OREO to total assets	0.59%	0.46%	0.13%
Net charge-offs (recoveries) to average loans	0.02%	0.05%	-0.03%
Equity to assets at period end	8.11%	9.50%	-1.39%